Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-284805) of our report dated April 15, 2025 (which includes an explanatory paragraph relating to OneMedNet Corporation’s ability to continue as a going concern), relating to the consolidated financial statements of OneMedNet Corporation as of and for the years ended December 31, 2024 and 2023, which appears in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ WithumSmith+Brown, PC
East Brunswick, New Jersey
April 15, 2025